Exhibit 10.1
THERMO FISHER SCIENTIFIC INC.
RESTRICTED STOCK UNIT AGREEMENT

Granted Under
the Amended and Restated 2013 Stock Incentive Plan

1.Award of Restricted Stock Units.
This agreement (the “Agreement”) sets forth the terms and conditions of an award by Thermo Fisher Scientific Inc., a Delaware corporation, on __________, 202__ (the “Award Date”) to _____________________ (the “Participant”) of _________ restricted stock units of the Company (individually, an “RSU” and collectively, the “RSUs”). Each RSU represents the right to receive one share of common stock, $1.00 par value, of the Company (“Common Stock”) pursuant to the terms, conditions and restrictions set forth in this Agreement and in the Company’s Amended and Restated 2013 Stock Incentive Plan, as from time to time amended (the “Plan”). The shares of Common Stock that are issuable in connection with the RSUs are referred to in this agreement as Shares. Capitalized terms used in this Agreement and not otherwise defined shall have the same meaning as in the Plan.
2.Time-Based Vesting.
Except as otherwise provided in paragraphs (b) and (c) of Section 3 and the Plan, the RSUs shall vest on the earlier of (i) the first anniversary of the Award Date or (ii) the date of the annual meeting of the stockholders of the Company in the year following the Award Date (the earlier of such dates, the “Vesting Date”); provided that on such Vesting Date, the Participant is, and has been at all times since the Award Date, a director of the Company.
3.Additional Vesting Provisions.
(a)    Termination of Relationship with the Company. In the event that the Participant ceases to be a director of the Company for any reason not described in paragraphs (b) or (c) below prior to the Vesting Date, RSUs shall be immediately forfeited to the Company.
(b)     Death. In the event that the Participant's service with the Company is terminated by reason of death prior to the Vesting Date, the RSUs shall vest 100% upon the date of such death.

(c)     Change in Control Event. In the event that the Participant’s service as a director ceases within one year after a Change in Control Event that occurs prior to the Vesting Date, the RSUs shall vest 100% upon the date of such cessation.

4.    Delivery of Shares
(a)    The Company shall deliver the Shares that become issuable pursuant to an RSU within the sixty-day period following the date the RSUs vest pursuant to Sections 2 or 3 above.
(b)    The Company shall not be obligated to deliver Shares to the Participant unless the issuance and delivery of such Shares shall comply with all relevant provisions of law and other legal requirements including, without limitation, any applicable federal, state or foreign securities or exchange control laws and the requirements of any stock exchange upon which shares of Common Stock may then be listed.
5.    Restrictions on Transfer.
The Participant shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively “transfer”) any RSUs, or any interest therein, except by will or the laws of descent and distribution.
6.    Provisions of the Plan.
This Agreement is subject to the provisions of the Plan, a copy of which is furnished to the Participant with this Agreement.
7.    Dividends; Other Corporate Transactions.

(a)    If at any time during the period between the Award Date and the date that Shares are delivered after the RSU vests, the Company pays a dividend or other distribution with respect to its Common Stock, including without limitation a distribution of shares of the Company’s stock by reason of a stock dividend, stock split or otherwise, then on the date the Shares issuable upon vesting of the RSU are delivered, the Company shall pay the Participant, at the time of delivery of Shares pursuant to Section 4, the dividend or other distribution that would have been paid on such Shares if the Participant had owned such Shares during the period beginning on the Award Date and ending on the respective delivery date. No dividend or other distribution shall be paid with respect to RSUs that are forfeited.

(b)    In the event of a Reorganization Event, then the rights of the Company under this Agreement and all other terms of this Agreement (including without limitation vesting provisions) shall inure to the benefit of the Company's successor and shall apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to the Shares. Such cash, securities or other property shall be delivered or paid at the time provided in Section 4.

(c)    Except as set forth in Section 7(a) or (b) above and in the Plan, neither the Participant nor any person claiming under or through the Participant shall be, or have any rights or privileges of, a stockholder of the Company in respect of the Shares issuable pursuant to the RSUs granted hereunder until the Shares have been delivered to the Participant.

8.    Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware without regard to any applicable conflicts of laws.
9.    Unfunded Rights. The right of the Participant to receive Common Stock pursuant to this Agreement is an unfunded and unsecured obligation of the Company. The Participant shall have no rights under this Agreement other than those of an unsecured general creditor of the Company.
10.    Compliance with Section 409A of the Code. To the extent the Participant is a U.S. taxpayer, this Agreement is intended to provide for payments that are exempt from or compliant with Section 409A. Accordingly, a Participant shall have no right to designate the taxable year of payment. Notwithstanding any other provision of this Agreement, if and to the extent any portion of any payment under this Agreement to the Participant is deferred compensation payable upon his or her separation from service and the Participant is a specified employee as defined in Section 409A(a)(2)(B)(i), as determined by the Company in accordance with its procedures, by which determination the Participant (through accepting the Award) agrees that he or she is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of “separation from service”, except as Section 409A may then permit.
The Company makes no representations or warranties and shall have no liability to the Participant or any other person if any provisions of or payments, compensation or other benefits under this Agreement are determined to constitute nonqualified deferred compensation subject to Section 409A but do not to satisfy the conditions of that section.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

THERMO FISHER SCIENTIFIC INC.

By:

Title:

Address:

[Name of Participant]

Address:

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